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                                                                 EXHIBIT 11



                           ITT EDUCATIONAL SERVICES, INC.
                COMPUTATION OF BASIC AND DILUTED EARNINGS PER SHARE
                       (IN THOUSANDS, EXCEPT PER SHARE DATA)

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
                                                                    Year Ended December 31,
                                                            -----------------------------------
                                                             1998           1997          1996
                                                            -------       -------      --------
Net income ...........................................      $13,941        $19,123      $14,851
                                                            -------        -------      -------
                                                            -------        -------      -------
Shares:
   Weighted average number of shares
       of common stock outstanding ...................       27,000         27,000       27,000

Shares assumed issued
  (less shares assumed purchased
  for treasury) on stock options......................          186            105           92
                                                            -------        -------      -------

Outstanding shares for diluted
  earnings per share calculation......................       27,186         27,105       27,092
                                                            -------        -------      -------
                                                            -------        -------      -------

Earnings per common share:
      Basic...........................................     $   0.52      $    0.71    $     0.55
      Diluted.........................................     $   0.51      $    0.71    $     0.55
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